Exhibit 3.2

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

3B021BC279

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Lancaster Exploration Limited

BVI COMPANY NUMBER **1423524**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 3rd day of August, 2007 has changed its name to

Mkango Rare Earths Limited

this 26th day of November, 2025.

for **REGISTRAR OF CORPORATE AFFAIRS**
26th day of November, 2025